Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-169239) pertaining to the Employee’s stock option plan of Compugen Ltd. and  Registration Statement on Form F-3 (No. 333-171655) of our report dated March 14, 2012, with respect to the consolidated financial statements of Compugen Ltd. and the effectiveness of internal control over financial reporting of Compugen Ltd. included in the Annual Report on Form 20-F of Compugen Ltd. for the year ended December 31, 2011.

March 14, 2012	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst & Young Global